\


                                                                   EXHIBIT 10.1




                              AMENDMENT NO. 2 TO PURCHASE
                              AND SALE AGREEMENT AND LEASE


     This Amendment No. 2 to Purchase and Sale Agreement and Lease (the "Amendment") is made with reference to the Purchase and Sale Agreement and Lease dated January 22, 1997, as amended by Amendment No. 1 on April 11, 1997 (the "Agreement"), by and between Mission Community Bank, N.A. (In Organization) ("Buyer") and Alex Madonna and Phyllis Madonna, as community property ("Seller").

     For good and valuable consideration Buyer and Seller hereby agree as follows:

     1. The last sentence of Section 2.02 of the Agreement is hereby amended to read as follows:

         "The Escrow must be in the condition to close not later than December 1, 1997, unless the closing date is extended pursuant to the terms of this Agreement or pursuant to the written agreement of Buyer and Seller."

     2. All references in Sections 4.06 and 5.01 of the Agreement to "June 1, 1997" are hereby amended to "Oct. 1, 1997."

     3. The date "June 30, 1997" in Section 5.04 of the Agreement is hereby amended to "December 1, 1997."

     4. Buyer and Seller acknowledge and agree that the results of the Phase I Report and/or other soils reports have identified the existence of lead residue on the Property. Anything herein to the contrary notwithstanding, Seller agrees to deliver into Escrow on or before October 15, 1997 a written plan for remediation, to take all steps necessary to carry out that plan, to eliminate and/or remove the lead residue from the Property to the full satisfaction of Buyer and applicable governmental authorities, all at Seller's sole cost and expense, and to certify same to Buyer not later than ten (10) days prior to the close of Escrow.

    5. Section 6.01(i) of the Agreement is hereby amended to read as follows:

         "Except with respect to Hazardous Substances placed on the Property by Buyer or its agent or employees, Seller will be solely responsible for and will defend, and indemnify and hold
         Buyer, its agents and employees harmless from and against any and all claims, causes and liabilities, including attorneys' fees and costs, arising out of or in connection with the storage, use, generation or disposition of any Hazardous Substances in or about the Property, including but not limited to the lead residues discovered on the Property, and the removal, clean-up and restoration work and materials necessary to return the Property or any other property of whatsoever nature located on the Property to the condition existing prior to the appearance of Hazardous Substances on the Property, including but not limited to the lead residues on the Property."

     6. Buyer and Seller shall enter into amended Escrow Instructions in accordance with the terms of this Amendment.

     7. Except as expressly set forth in this Amendment the terms of the agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment at San Luis Obispo, California, as of October 1, 1997.



"SELLER"                                      "BUYER"


                                              Mission Community Bank, N.A.
                                              (In Organization)

/s/ Alex Madonna
-------------------------------               By: /s/ Anita M. Robinson
Alex Madonna                                  ------------------------------
                                              Anita M. Robinson
                                              President and
                                              Chief Executive Officer
/s/ Phyllis Madonna
-------------------------------
Phyllis Madonna

                           AMENDMENT NO. 1 TO PURCHASE
                           AND SALE AGREEMENT AND LEASE



     This Amendment No. 1 to Purchase and Sale Agreement and Lease (this "Amendment") is made with reference to the Purchase and Sale Agreement and Lease dated January 22, 1997 (the "Agreement") by and between Mission Community Bank, N.A. (In Organization)("Buyer") and Alex Madonna and Phyllis Madonna, as community property ("Seller").

     For good and valuable consideration Buyer and Seller hereby agree as follows:

           1. All references in Sections 4.06 and 5.01 of the Agreement to "March 1, 1997" are hereby amended to "June 1, 1997."

           2. The last sentence of Section 2.02 of the Agreement is hereby amended to read as follows:

           "The Escrow must be in the condition to close not later than June 30, 1997, unless the closing date is extended pursuant to the terms of this Agreement or pursuant to the written agreement of Buyer and Seller; provided, however, Buyer may, at its sole discretion and from time to time, extend the closing date of the Escrow through and including September 30, 1997."

           3. Buyer and Seller shall enter into amended Escrow Instructions in accordance with the terms of this Amendment.

           4. Except as expressly set forth in this Amendment the terms of the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment at San Luis Obispo, California, as of April 11, 1997.




"SELLER"                                     "BUYER"


                                             Mission Community Bank, N.A.
                                             (In Organization)

/s/ Alex Madonna
-------------------------------              By: /s/ Anita M. Robinson
Alex Madonna                                 ------------------------------
                                             Anita M. Robinson
                                             President and
                                             Chief Executive Officer
/s/ Phyllis Madonna
-------------------------------
Phyllis Madonna

                           PURCHASE AND SALE AGREEMENT

                                   AND LEASE



     THIS PURCHASE AND SALE AGREEMENT AND LEASE (the "Agreement") is dated this 22 day of January, 1997, by and between MISSION COMMUNITY BANK, N.A. (In Organization) ("Buyer") and ALEX MADONNA and PHYLLIS MADONNA, as community property ("Seller").


     1.     PURCHASE AND SALE

     1.01 Seller agrees to sell and convey, and Buyer agrees to purchase, that certain real property, together with all improvements thereon and appurtenances thereto, consisting of approximately 21,850 square feet more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference and is commonly known as 581 Higuera Street, San Luis Obispo, California 93401 (the "Property").

     1.02 The total purchase price for the Property (the "Purchase Price") is Nine Hundred Seventy-Five Thousand Dollars ($975,000.00).

     1.03   The Purchase Price shall be payable by Buyer to Seller as follows:

            (a) The sum of Five Thousand Dollars ($5,000.00) shall be paid upon execution of this Agreement, as a deposit into Escrow. This amount shall be payable by way of check in favor of Cuesta Title Company, P.O. Box 1265, San Luis Obispo, California 93401 ("Escrow Holder"). This deposit is to be held in an interest bearing account, with interest accruing for the benefit of Buyer.

            (b) On or before two (2) business days before the close of Escrow, Buyer shall deposit into Escrow the additional sum of Nine Hundred Seventy Thousand Dollars ($970,000.00), plus such additional amounts
      (if any) as are necessary on Buyer's part to close, which amounts shall be applied against the Purchase Price of the Property.

      2.    ESCROW

      2.01 An Escrow (the "Escrow") shall be opened with Escrow Holder to consummate the sale of the Property according to the terms of this Agreement. The Escrow shall be opened within five (5) business days after the execution of this Agreement by both parties. Written Escrow Instructions, in accordance with the terms of this Agreement and containing such other terms and conditions as are customarily found in escrow instructions for the sale and purchase of real property, shall be executed by the parties within five (5) business days after the opening of Escrow. Not later than two (2) business days before the Escrow closing date, Buyer and Seller shall also deposit with the Escrow Holder all funds, instruments, documents, and other items identified in the Escrow Instructions, or as are reasonably required by the Escrow Holder to close the sale on the closing date specified below.

     2.02 The Escrow shall be closed on the date a Grant Deed to the Property executed and acknowledged by Seller in favor of Buyer is recorded in the office of the San Luis Obispo County Recorder. The Escrow shall be considered to be in a condition to close when the Escrow Holder is authorized under the Escrow Instructions, and when the Escrow Holder is otherwise able, to record the Grant Deed. The Escrow must be in the condition to close not later than June 30, 1997, unless the closing date is extended pursuant to the terms of this Agreement or pursuant to the written agreement of Buyer and Seller.

     2.03 At Closing, Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

          (a) GRANT DEED. A Grant Deed to the Property in form and content reasonably acceptable to Buyer and fully-executed and acknowledged by Seller, conveying good, indefeasible, fee title to the Property to Buyer, subject only to the Permitted Exceptions described in Section 3.01(i) below and any liens created by Purchaser in connection with the purchase of the Property.

          (b) A.L.T.A. OWNER'S POLICY OF TITLE INSURANCE. The A.L.T.A. Owner's policy of Title Insurance ("Owner Title Policy") described in Section 3.01(i) below, in the amount of the Purchase Price insuring that, as of the Closing Date, Buyer is the owner of the Property, subject to any Permitted Exceptions described in Section 3.01(i) below and any liens created by Purchaser in connection with the purchase of the Property.

          (c) FTRPTA CERTIFICATION. A Non-Foreign Certification, in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, stating under penalty of perjury the Sellers' Social Security numbers and that Seller is not a "foreign person" as defined in Sections 1445, duly executed and acknowledged by Seller.

          (d) OTHER INSTRUMENTS. Seller shall execute and deliver such other documents as are customarily executed in the State of California in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Escrow Holder.

          (e) POSSESSION. Possession of the Property to Purchaser.

     2.04 At Closing, Buyer shall have the following obligations:

          (a) PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price to Seller at Closing, subject to any adjustments for prorations.

          (b) OTHER INSTRUMENTS. Purchaser shall execute and deliver such documents as are customarily executed in the State of California in connection with the conveyance of real property, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be reasonably required by the Escrow Holder.

     2.05 The following items shall be prorated between Seller and Buyer on the basis of a thirty (30) day month, as of the Escrow closing date on which Escrow closes: Real property taxes. All liens and assessments shall be paid by the Seller in full at closing.

     2.06 Buyer and Seller acknowledge and agree that no real estate sales broker has been retained in connection with the purchase and sale of this Property.

     2.07 Seller shall pay all transfer taxes, the costs of the preliminary title report and title insurance policy required by this Agreement, one-half of the Escrow fees and, except as otherwise specifically provided herein or in the Escrow Instructions, any other customary costs as are reasonably required to be paid by Seller pursuant to the terms of the Escrow Instructions. Buyer shall pay for one-half of the Escrow fees and, except as otherwise specifically provided herein or in the Escrow Instructions, any other customary costs as are reasonably required to be paid by Buyer pursuant to the terms of the Escrow Instructions.

     2.08 Buyer shall advise the Escrow Holder, not later than fifteen (15) business days prior to the close of Escrow, of the manner in which title shall vest.

     3. CONDITIONS

     3.01 The Escrow opened pursuant to Section 2.01, and the Buyer's obligation to purchase the Property pursuant to this Agreement, are contingent on the satisfaction or waiver of the following conditions, which are solely for Buyer's benefit, unless otherwise indicated:

         (a) Buyer's approval of a current Preliminary Title Report (the "Title Report") with respect to the Property within sixty (60) days after the date of this Agreement; provided, however, that (i) Seller or Escrow Holder shall deliver the Title Report and all documents referred to therein to Buyer within fifteen (15) days after the date of this Agreement; and (ii) Buyer's failure to deposit written disapproval of the Title Report into Escrow within said sixty (60) day period shall constitute Buyer's approval of the Title Report.

         (b) Buyer's approval of an A.L.T.A. survey of the Property (the "Survey") and a supplemental A.L.T.A. title report with respect to the Property based on the Survey and an inspection of the Property (the "Supplemental Title Report") within sixty (60) days after the date of this Agreement; provided, however, that (i) Buyer shall be solely responsible for securing the Survey at Buyer's sole expense; and (ii) Buyer's failure to deposit written disapproval of the Survey and/or the Supplemental Title Report into Escrow within said sixty (60) day period shall constitute Buyer's approval of the Survey and/or the Supplemental Title Report.

          (c) Buyer's determination, within sixty (60) days after the date of this Agreement, that the Property is free from filled ground or other geological or engineering conditions that, in Buyer's sole discretion, would preclude the use and development of the Property as intended by Buyer without extra expense for precautionary, corrective, or remedial measures; provided, however, that, Buyer's failure to deposit into Escrow, within said sixty (60) day period, written notification to Seller and Escrow Holder that this condition has not been satisfied shall constitute Buyer's waiver of this condition.

          (d) Buyer's approval, within sixty (60) days after the date of this Agreement, of a feasibility study and such other due diligence matters relating to the Property as Buyer deems appropriate in its sole discretion (the "Feasibility Studies"); provided, however, that (i) the Feasibility Studies may include, without limitation, economic studies, soils tests, cost evaluations, demographic studies, studies as to the availability, location and cost of existing and future utilities, percolation tests, water availability tests and other such studies and tests; and (ii) Buyer's failure to deposit written disapproval of the Feasibility Studies into Escrow within said sixty (60) day period shall constitute Buyer's approval of the Feasibility Studies.

          (e) Buyer's approval, in its sole and absolute discretion, within thirty (30) days after date of this Agreement, of a Phase I Environmental Impact Report on the Property from a duly licensed soils engineer, environmental consultant, geologist or other professional (the "Phase I Report") to be conducted at the sole cost and expense of Seller; provided however, that (i) if the completed Phase I Report is delivered to Buyer not later than twenty-five
(25) days after the date of this Agreement; and (ii) Buyer's failure to deposit into Escrow within said thirty (30) day period a written notification that this condition has not been satisfied shall constitute Buyer's waiver of this condition. In the event the completed Phase I Report is not delivered to Buyer within twenty-five (25) days after the date of this Agreement, Buyer shall have the right in its sole and absolute discretion, to extend the period for delivery of the completed Phase I Report for up to an additional thirty (30) days and, in such event, the condition set forth in Subparagraph 3.01(e)(ii) above shall be extended for an additional five (5) days after the delivery of the Phase I Report to Buyer.

          (f) Buyer's approval, in its sole and absolute discretion, on or before five (5) business days prior to the close of Escrow of a Phase II Environmental Impact Report (if the Phase I Report reveals a condition which, in the Buyer's sole discretion, necessitates or makes advisable a Phase II Environmental Impact Report on the Property from a duly licensed soils engineer, environmental consultant, geologist or other professional (the "Phase II Report") to be conducted at the sole cost an expense of Seller; provided, further, however, that the Buyer's failure to deposit into Escrow on or before five (5) business days prior to the close of Escrow a written notification that this condition has not been satisfied shall constitute
Buyer's waiver of this condition; provided however, that the cost of (i) accomplishing any remedial work required or advisable, in Buyer's reasonable discretion, to eliminate or mitigate a condition disclosed by the Phase I
Report and/or Phase II Report shall be at the sole cost and expense of the Seller; and (ii) the Buyer's failure to deposit into Escrow on or before five
(5) business days prior to the close of Escrow a written notification that this condition has not been satisfied shall constitute Buyer's waiver of this condition. For purposes of this Agreement the term "Environmental Law" shall mean any and all federal, state, local laws, regulations and requirements pertaining to health, safety or the environment, and such laws, regulations and requirements may be amended or supplemented from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CIRCLA"). For purposes of this agreement the term "Hazardous Substance" shall mean any "hazardous waste", "hazardous substance", "regulated substance", "hazardous chemical", "extremely hazardous substances", "pollutant", "toxic pollutant", asbestos, requiring abatement, removal of encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, petroleum and petroleum products or any solid waste that is capable of causing a "hazardous substance incident" as those terms are defined in the Environmental Laws as such acts are amended from time to time, and any and all regulations promulgated thereunder.

          (g) Buyer's approval, in its sole and absolute discretion, on or before five (5) business days prior to the close of Escrow of all remedial work, if any, required or advisable, in Buyer's reasonable discretion, to eliminate or mitigate a condition disclosed by the Phase I Report and/or Phase II Report and/or any other soils report on the Property regarding any "Hazardous Substance(s)" located on or under the Property to bring the Property into compliance with any "Environmental Law" or to remedy any other violation of, or liability under any Environmental Law with regard to the Property;

          (h) Buyer's receipt from the applicable governmental authorities having jurisdiction, on or before the close of Escrow, of such zoning changes, conditional use permits, variances, building permits and other permits and approvals as are necessary to permit Buyer and/or its nominees to utilize the Property for the uses intended by Buyer, including, without limitation, the construction and operation of a single story building including together with related facilities for the operation of a commercial bank (the "Permits"); provided, however, that Buyer's failure to deposit written notice of its failure to obtain the Permits without the imposition of any undue burden on Buyer, as determined by Buyer in its sole and absolute discretion, shall constitute Buyer's approval of the Permits.

          (i) The issuance by the Office of the Comptroller of the Currency of a national bank charter for Buyer permitting Buyer to conduct a commercial banking business on the Property without the imposition of any condition unacceptable to Buyer as determined by Buyer in its sole and absolute discretion.

           (i) The conveyance to Buyer and/or its nominees at the close of Escrow of good and marketable title to the Property, as evidenced by the Grant Deed(s) described in Section 2.03 above and by an A.L.T.A. form of Owner's title insurance policy (the "Title Policy"), issued by Cuesta Title Company, in the amount of Nine Hundred Seventy-Five Thousand Dollars ($975,000.00), insuring that title to the Property is vested in Buyer and/or its nominees free and clear of all title defects, liens, encumbrances, conditions, covenants, restrictions, and other adverse interests of record, or known to Seller, subject only to those exceptions approved by Buyer in writing and the following: a lien for current real property taxes; and any exceptions shown on the Title Report and the Supplemental Title Report that are not disapproved by Buyer as provided in Sections 3.01(a) and 3.01(b) above.

           (j) The delivery of possession of the Property to Buyer immediately on the close of Escrow, graded and paved in accordance with
     Section 4.06 hereof and free and clear of all use and occupancies, except Buyer pursuant to the terms of this Agreement or those approved in writing by Buyer.

     3.02 If any of the conditions as set forth in this Agreement fail to occur or are not waived by Buyer within the applicable time period described in Section 3.01, or if Buyer notifies Seller in writing prior to the close of Escrow of Seller's breach of any of Seller's warranties set forth in this Agreement, then Buyer may cancel the Escrow, terminate this Agreement, and recover the amounts paid by Buyer to the Escrow Holder toward the Purchase Price of the Property, together with all accrued interest thereon. Buyer shall exercise this right to terminate by complying with any applicable notice requirements specified in the relevant condition, and, in all other cases, by providing written notice to Seller and the Escrow Holder within ten
(10) business days after the failure or breach. The exercise of this power shall not waive any other right Buyer may have against Seller for breach of this Agreement. Seller shall instruct the Escrow Holder, in the Escrow Instructions delivered pursuant hereto, to refund to Buyer all money and instruments deposited in Escrow by Buyer pursuant to this Agreement on the failure of a condition or conditions or a breach of a warranty or warranties upon receipt of a termination notice. This instruction shall be irrevocable, and in the event of such a termination, Seller shall bear any costs and expenses of Escrow.

     4.    DELIVERY OF DOCUMENTS; ENTRY; COOPERATION

     4.01 As additional consideration for Seller's execution of this Agreement, Seller shall provide to Buyer, within five (5) days after the date of this Agreement, and Buyer shall be entitled to use, copies of all transferable non-proprietary reports, surveys, governmental permits, applications for governmental permits, governmental approvals, licenses, site plans, contracts with governmental entities, planning studies, feasibility studies, documents relating to local community reaction to any development of the Property, and other transferable non-proprietary approvals, documents and materials relating to all or any part of the Property in the possession of, or readily available to, Buyer or any of Buyer's agents, employees, contractors or representatives (the "Existing Permits and Materials"). If Escrow shall close as provided herein, and without requirement of any further consideration from Buyer, Seller shall deliver to Buyer or its nominee, upon written demand, an assignment of all of Seller's right, title and interest in all such Existing Permits and Materials, together with the originals (if available) of such Existing Permits and Materials. Further, Seller agrees to cooperate with Buyer in connection with the foregoing assignment, including without limitation the execution of such other documents as Buyer may reasonably request to effect the intent and purpose of the assignment.

     4.02 Seller grants to Buyer or Buyer's agents, the right at any time, and from time to time after the date of this Agreement to enter on to the Property to conduct tests or investigations, provided that:

           (a) Any activities not otherwise required to be paid by Seller under the terms of this Agreement shall be conducted at the sole cost and expense of the Buyer;

           (b) Such activities do not reasonably interfere with Seller's possession;

           (c) Buyer shall indemnify and hold Seller harmless from any costs or liability resulting from the acts, and if the Escrow is terminated or canceled for a reason that is not the fault of Seller, for any damage of the Property resulting from the acts; and

           (d) After execution of Escrow Instructions by both Buyer and Seller, Buyer shall have the right to enter upon the Property for the purpose of conducting any test or for inspection of the same, without being required to give notice to Seller of the same.

     4.03 From and after the date of this Agreement through the close of Escrow, Seller shall cooperate with Buyer in obtaining the governmental approvals described in Section 3 and shall, promptly after written request by Buyer, execute all documents and authorizations reasonably requested by Buyer in connection with such matters.

     4.04 From and after the date of this Agreement through the close of Escrow, Seller shall not encumber or suffer or permit any lien, encumbrance or other title exception to exist against all or any portion of the Property, except for the lien of non-delinquent real property taxes, without Buyer's prior written consent.

     4.05 Upon the execution of the Escrow Instructions, Buyer shall have the right to place signage on the Property indicating the future site of Buyer.

     4.06 Not later than March 1, 1997, the Property shall be cleared of all concrete and other debris and improvements thereon and the Property shall be graded as a flat lot, to the specifications of Buyer as set forth on Exhibit "B" to be attached hereto on or before January 31, 1997 (the "Site Preparation Work") with the costs of all clearing, grading and repair work at Seller's sole cost and expense.

     4.07 Not later than 10 business days after Buyer completes the installation of its Modular Unit, as provided by Paragraph 5.03 hereof, Seller shall fully pave the Property to the specifications of Buyer as set forth on Exhibit "B," at Seller's sole cost and expense.

     5.    LEASE OF THE PROPERTY PENDING CLOSE OF ESCROW.

     5.01 Commencing 12:00 midnight on March 1, 1997, (provided that the Site Preparation Work required under Paragraph 4.06 hereof has been completed), up to the date and time Escrow closes or the Escrow is terminated by Buyer [but irrespective of whether or not mutually acceptable escrow cancellation instructions have been executed by Buyer and Seller] immediately prior to the close of Escrow (the "Lease Term"), Buyer shall lease from Seller and Seller shall lease to Buyer the Property. In the event the Site Preparation Work required by Paragraph 4.06 hereof is not completed on or before 12:00 midnight on March 1, 1997, the Lease Term shall not commence and Buyer's obligation to pay the "Monthly Base Rent" hereinafter described shall not commence until said Property is delivered to Buyer with the work required by Paragraph 4.06 hereof completed; provided however, that if the work required by Paragraph 4.06 hereof is not completed on or before March 1, 1997, Buyer shall have the right (but not the obligation), upon not less than five (5) business days prior written notice to Seller, to take possession of the Property and to complete the Site Preparation Work described in Section 4.06, in which event Buyer's obligation to pay the "Monthly Base Rent" described in Section 5.02 below shall commence upon completion of the Site Preparation Work, but all costs incurred by Buyer in connection with the Site Preparation Work may be credited by Buyer against such "Monthly Base Rent" obligation or against Buyer's Purchase Price obligations hereunder, at Buyer's election.

     5.02 As the rental for the Property during the Lease Term (except as provided in Section 5.01 above), Buyer shall pay to Seller the sum of Thirty Five hundred Dollars ($3,500) in advance on the first day of each calendar month during the Least Term (the "Monthly Base Rent"); provided however, that if the term commences on a day other than the first day of the calendar month or ends on the day other than the last day of the calendar month, then the Monthly Base Rent will be appropriately pro-rated for such month. The Monthly Base Rent will be paid to Seller without notice or demand, in lawful money of the United States of America at Seller's address or to such other person and at such other place as Seller may from time to time designate in writing.

     5.03 During the Lease Term, Buyer shall be permitted to install on the Property a one-story modular facility consisting of approximately 3,000 square feet to serve as a full-service commercial bank office (the "Modular Unit") and to accomplish all improvements on the Property as are necessary or desirable, in Buyer's sole and absolute discretion, to make the Modular Unit and the Property operational as a full-service commercial banking office upon the close of Escrow, including, without limitation, the installation of all utility lines and all plumbing and sewage facilities on the Property that are necessary or desirable for the operation of the Modular Unit. The installation of the Modular Unit, the utility lines and all plumbing and sewage facilities and other additional improvements made to the Property by Buyer (i) shall be subject to the prior approval of Seller, which approval shall not be unreasonably withheld and shall be deemed to have been given, if notice of said installations and improvements are given in writing to Seller and no written objection is delivered to Buyer within five (5) business days thereafter, (ii) shall be in accordance with all applicable zoning rules, regulations and permits applicable to the Property and (iii) shall be done at Buyer's sole cost and expense.

     5.04 In the event that Escrow does not close on or before June 30, 1997, the Lease shall terminate unless extended by mutual agreement of the Buyer and Seller.

     5.05 Upon expiration or termination of the Lease where Escrow has not closed, Buyer will surrender the Property to the Seller in good order, ordinary wear and tear accepted, and will remove the Modular Unit from the property at its sole cost and expense and repair any physical damage caused to the Property as a result of the removal of the Modular Unit. Buyer will indemnify and hold Seller, its agents and employees harmless from and against all mechanics liens and claims of lien and all other liabilities, liens, claims and demands on account of any work done by Buyer to the Property during the Lease Term. The Modular Unit shall at all times be and remain Buyer's property and shall not become a fixture of or to the Property.

     5.06 At all times during the Lease Term, Buyer will carry and maintain, at Buyer's expense, the following insurance, in the amounts specified below or such other amounts as Seller may, from time to time, reasonably request with insurance companies and on forms satisfactory to Seller:

           (a) Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be on a commercial general liability form including without limitation, personal injury and contractual liability coverage for the performance by Buyer of the indemnity agreement set forth herein;

           (b) Worker's Compensation insurance insuring against and satisfying Buyer's obligations and liabilities under the Worker's Compensation Laws of the State of California; and

           (c) If Buyer operates, owns, hires or non-owned vehicles on the Property, comprehensive automobile liability will be carried at a limit of liability of not less than $500,000 combined bodily injury and property damage.

     5.07 Buyer will pay all initial utility deposits and fees and all monthly service charges for water, electricity, sewage, gas, telephone and other utility services furnished to the Property and to the improvements on the Property during the Lease Term. Seller will cooperate with Buyer in establishing such utilities and will sign any related applications and/or contracts if required by the utility supplier; provided, however, that Buyer shall indemnify, hold harmless and defend Seller from any and all loss, cost, damage and expense related thereto.

     5.08 The property will be used solely for a commercial banking facility.

     5.09 Buyer will not cause or permit the storage, use, generation, or disposition of any "Hazardous Substances" as that term is defined in Paragraph 3.01(f) hereof on or about the Property during the Lease Term except for reasonable amounts of cleaning solvents, toner and other such materials as are customarily found in banking facilities or business offices. Buyer will be solely responsible for and will defend, indemnify and hold Seller, its agents and employees harmless from and against any and all claims, actions, causes of actions and liabilities, including attorney's fees and costs, arising out of or in connection with Buyer's breach of its obligation under this Subparagraph 5.09.

     6. REPRESENTATIONS OF SELLER

          6.01 Seller warrants, represents and covenants to Buyer and its nominees that:

               (a) Seller owns the property, free and clean of all leases, rental agreements, tenancies, liens, licenses, claims, encumberances, easements, encroachments, on the Property from adjacent properties, encroachments by improvements on the property onto adjacent properties, or rights of way or any other third patry rights affecting the Propetry of any nature whatsoever not disclosed by the public record and has good and marketable title to the Property and the right to sell, transfer, and convey the whole of the Property in accordance with this Agreement.

               (b) There are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could materially adversely affect the ownership, operation, or maintenance of the Property.

               (c) Seller has not received notice, actual or constructive, from any person or source of (1) any defect in the Property of any kind or nature whatsoever; or (ii) claiming that the location, operation or use of the Propetry, or any part thereof, is in violation of any statute, ordinance, code, rule or regulation of any governmental entity, or any restrictive covenant or deed restriction, including but not limited to zoning regulations and building codes, health and environmental laws and regulations, or stating that any investigation has been commenced or is contemplated regarding any of the foregoing, and Seller has no knowledge that any of the foregoing is pending or threatened.

               (d) Seller is not (or, with the passage of time and failure to act, will not be in default under any in default under an contract, note or encumbrance relating to the Property.

               (e) Seller agrees to execute any and all documents that may be required to gain the approval by any governmental body or agency of any plans or maps submitted by Buyer for approval pursuant to this Agreement. The cost and expense of any execution by Seller pursuant to this Subparagraph 6.01(e), is the sole expense of Buyer.

               (f) Seller currently is no a party to any written contract for the purchase and sale of the Property to another purchaser.

               (g) Seller is not aware or has no knowledge of anything which would be considered a problem to Buyer's future development of the Property.

               (h) Seller represents and warrants that Seller has no knowledge, except as otherwise previously disclosed to Buyer in writing, of the existence or prior or prior existence on, in under the Property of any "Hazardous Substance" as that term is defined in Paragraph 3.01(f) hereof or of the existence or prior existence of any above or below ground storage tanks or tanks of any "Hazardous Substances" as that term is defined in Paragraph 3.01(f) hereof in or upon the land, which would require remediation under any law or regulation.

               (i) Except with respect to Hazardous Substances placed on the Property by the Buyer or its agent or employees, Seller will be solely responsible for and will defend, and indemnify and hold Buyer, its agents and employees harmless from and against all claims, causes of action and liabilities, including attorneys fees and costs, arising out of or in connection with or resulting from the storage, use, generation or disposition of any Hazardous Substances in or about the Property and the removal, clean-up and restoration work and materials necessary to return the Property or any other property whatsoever nature located on the Property to the condition existing prior to the appearance of Hazardous Substances on the Property.


               (j) The Property is not located in (i) an Earthquake Fault Zone, Special Studies Zone, Seismic Hazard or in a locally designated geologic, seismic or other hazard zone or area where disclosure is required by law; (ii) a State Fire Responsibility Area; or (iii) any area where federal, state or local zoning or use restrictions would prohibit or severely restrict development of the Property for a commercial banking facility and related uses.

          6.02 All representations, warranties, covenants, and other obligations described herein and elsewhere shall survive the delivery of the Grant Deed(s) to the Property.

          6.03 Seller hereby agrees to defend, and indemnify and hold Buyer, its agents and employees harmless from and against any and all claims, causes of action and liabilities, including attorney's fees and costs, arising out of or in connection with or resulting from the breach of any representation, or warranty or Seller's failure to perform any covenant contained in Section 6.01 hereof.

     7. MISCELLANEOUS

     7.01 Concurrently with the execution of this Agreement, Seller and Buyer shall execute, cause to be acknowledged and deliver to each other duplicate originals of a Memorandum of Purchase and Sale Agreement, in recordable form, sufficient to place prospective purchases and encumbrances on constructive notice of the existence of this Agreement and otherwise in form and content reasonably acceptable to Buyer, which Memorandum of Purchase and Sale Agreement may be recorded by either party.

     7.02 Seller shall cancel all policies of insurance on the Property as of the close of Escrow. Buyer shall be responsible for obtaining insurance on the Property as of the close of Escrow.

     7.03 Buyer may assign this Agreement with Seller's prior written consent, which shall not be unreasonably withheld.

     7.04 Any notice, tender, delivery or other communication pursuant to this Agreement shall be in writing and shall be deemed to be properly given if delivered, mailed or sent by facsimile, wire or other telegraph or communication in the following manner to the following persons:

        TO BUYER:               Mission Community Bank, N.A (In organization)
                                697 Higuera Street, Suite H
                                San Luis Obispo, California 93401
                                Attention: Ms Anita M. Robinson
                                President and Chief Executive Officer


        With a copy to:
                                Horgan, Rosen, Beckham & Coren
                                21700 Oxnard Street, Suite 1400
                                Los Angeles, California 91365
                                Attention: S. Alan Rosen Esq.

        TO SELLER:              Alex and Phyllis Madonna
                                100 Madonna Road
                                San Luis Obispo, California 93401

        With a copy to:
                                --------------------------------------

                                --------------------------------------


                                --------------------------------------

     Either party may change that party's address for these purposes by giving written notice of the change to the other party in the manner provided in this section. If sent by mail, any notice, delivery, or any other communication shall be effective or deemed to have been given forty eight (48) hours after it has been deposited in the United States Mail, duly registered or certified, with postage prepaid, and addressed as set forth above. If sent by wire or other form of telegraphic communication, any notice, delivery or other communication shall be effective or deemed to have been given twelve (12) hours after it has been sent.


     7.05 IF BUYER DEFAULTS IN THE PERFORMANCE OF THIS AGREEMENT, THE PARTIES AGREE THAT SELLER SHALL BE RELEASED FROM ANY OBLIGATION TO SELL THE PROPERTY TO BUYER AND MAY RETAIL, AS LIQUIDATED DAMAGES, THE DEPOSITS WHICH HAVE BEEN PAID BY BUYER. THE PARTIES FURTHER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES ESTABLISHED BY THIS PROVISION IS A REASONABLE ESTIMATE, UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF EXECUTION OF THIS AGREEMENT, OF WHAT SELLER'S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY BUYER.


                Initials of Buyer       /s/ [ILLEGIBLE]
                                        ---------------
                Initials of Seller      /s/ [ILLEGIBLE]
                                        ---------------

     7.06 If the Seller defaults in the performance of any of tits obligations under this Agreement, Buyer shall have all rights and remedies provided by law or in equity, including without limitation injunctive relief and specific performance (it being understood and agreed by Seller and Buyer that, in the event of Seller's Default, damages would not be an adequate remedy to compensate Buyer for loss of the Property).

     7.07 This agreement constitutes the entire agreement between the parties relating to the sale of the Property. Any Prior agreements, promises, negotiations, representation, not expressly set forth in this Agreement are of no force and effect. Any amendment to this Agreement shall be of no force and effect unless in writing and signed by both Buyer and Seller.

     7.08 If any legal action or proceeding is brought or commenced by either party of this Agreement or by the Escrow Holder, then between Buyer and Seller, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys fees, costs and expenses incurred in the action, or proceeding by the prevailing party.

     7.09 This agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their heirs, personal representatives, assigns and nominees.

     7.10 This agreement shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement at San Luis Obispo, California, as of the day and year first written.


"SELLER"                                          "BUYER"

                                            Missions Community Bank, N.A.
                                            (In Organization)



/s/ Alex Madonna                            By:     /s/ Anita M. Robinson
----------------                                    ---------------------
Alex Madonna                                        Anita M. Robinson
                                                    President and
                                                    Chief Executive Officer


/s/ Phyllis Madonna
-----------------------
Phyllis Madonna



[Attach Exhibit "A" (Legal Description) and Exhibit "B"
(Specifications for Site Preparation Work)]